Exhibit 107

Calculation of Filing Fee Tables

S-3

Avinger, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
				Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share,	457(c)	75,327	$2.9607	$223,017	0.0001476	$33
	Equity	Common Stock, par value $0.001 per share, issuable upon conversion of Series F Preferred Stock	457(c)	1,971,616	$2.9607	$5,837,265	0.0001476	$862

	Total Offering Amounts					$895
	Total Fees Previously Paid					-
	Total Fee Offsets					-
	Net Fee Due					$895

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of the Common Stock, par value $0.001 per share (the “Common Stock”) of the registrant, as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions.

(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market on March 30, 2024.